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October 11, 2000



Qwest Corporation
1801 California Street
Denver, Colorado 80202

              RE: REGISTRATION STATEMENT ON FORM S-4

Ladies and Gentlemen:

     We have acted as special counsel to Qwest Corporation, a Colorado corporation (the "Company"), in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the "Commission") of a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the registration by the Company of $1,000,000,000 aggregate principal amount of its 7 5/8% Notes due June 9, 2003 (the "new Notes"). The Registration Statement also relates to the offer by the Company to exchange the new Notes for all of its outstanding $1,000,000,000 aggregate principal amount of 7 5/8% Notes due June 9, 2003 (the "old Notes"), previously issued pursuant to the Purchase Agreement, dated June 5, 2000 (the "Purchase Agreement"), and filed as an exhibit to the Registration Statement. The new Notes will be issued pursuant to the terms of the Registration Rights Agreement, dated as of June 5, 2000, between the Company and the initial purchasers party thereto (the "Registration Rights Agreement") and filed as an exhibit to the Registration Statement and pursuant to an Indenture, dated October 15, 1999, between the Company and Bank One Trust Company, National Association, as trustee (the "Indenture").

     In our capacity as such counsel, we have examined originals or copies of those corporate and other records and documents we considered appropriate.
We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with originals of all documents submitted to us as copies.

     On the basis of such examination, our reliance upon the assumptions in this opinion and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that the new Notes, when duly executed and authenticated in the manner contemplated in the Indenture and issued and delivered in exchange for the old Notes as contemplated in the Prospectus will be legally valid and binding

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Qwest Corporation, October 11, 2000 - Page 2


obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors' rights generally (including, without limitation, fraudulent conveyance laws), and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

     The law covered by this opinion is limited to the present federal law of the United States, the present law of the State of New York and the present General Corporation Law of the State of Delaware. We express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any jurisdiction.

     With respect to matters of Colorado law, we are relying upon the opinion of Holme Roberts & Owen LLP, dated the date hereof, a copy of which has been delivered to you. We are relying upon such opinion without independent verification thereof.

     We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to this Firm in the Prospectus constituting a part of the Registration Statement under the caption "Legal Matters."

                                                 Respectfully submitted,

                                                 /s/ O'MELVENY & MYERS LLP